Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Nick Laudico/R.J. Pellegrino
Senior Vice President	(646) 536-7030/7009
Chief Financial Officer	nlaudico@theruthgroup.com
(574) 371-2218	rpellegrino@theruthgroup.com

Media:
Jason Rando
The Ruth Group
(646) 536-7025
jrando@theruthgroup.com

Symmetry Medical Reports Fourth Quarter and Full Year 2009 Financial Results

Provides 2010 revenue and EPS guidance

WARSAW, Ind., February 25, 2010 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced fourth quarter and full year 2009 financial results for the period ended January 2, 2010.

	Quarter Fourth			Total Year
(in millions, except share data)	2009	2008	Change	2009	2008	Change
Revenue	$76.4	$99.7	-23%	$365.9	$423.4	-14%
Operating Income	1.2	9.5	-87%	36.3	42.0	-14%
Net Income	0.6	113	-95%	21.8	24.0	-9%
EPS	$0.02	$0.32	-94%	$0.61	$0.67	-9%

Non-GAAP*
Revenue	$76.4	$99.7	-23%	$365.9	$423.4	-14%
Operating Income	3.2	9.5	-66%	39.1	42.0	-7%
Net Income	1.9	4.4	-57%	23.6	17.1	38%
EPS	$0.05	$0.12	-58%	$0.66	$0.48	38%

Revenue by Product
Instruments	$32.0	$44.4	-28%	$166.7	$177.5	-6%
Implants	24.8	29.6	-16%	108.0	122.6	-12%
Cases	14.8	18.5	-20%	68.5	86.4	-21%
Oiher	4.8	7.2	-33%	22.7	36.9	-38%
Total Revenue	$76.4	$99.7	-23%	$365.9	$423.4	-14%

*	Excludes facility consolidation and severance costs incurred in 2009 and the favorable impacts of the tax benefit realized on the loss in a foreign subsidiary in 4Q 2008.

Revenue for the fourth quarter 2009 was $76.4 million, compared to $99.7 million reported in the fourth quarter 2008. Revenues during the quarter were unfavorably impacted by reduced customer demand across all segments of the business.

Gross profit for the fourth quarter 2009 was $14.0 million, compared to $23.3 million in the fourth quarter 2008. Gross margin percentage for the fourth quarter 2009 was 18.3% compared to gross margin percentage of 23.4% in the same period last year. The year-over-year decrease in gross profit and gross margin was driven by lower customer demand, which had an unfavorable impact on the Company’s fixed cost recovery.

Selling, general and administrative expenses declined in the fourth quarter 2009 to $10.9 million, a 21.7% reduction from $13.9 million in the fourth quarter 2008. The year-over-year decrease was driven primarily by aggressive cost controls implemented during 2009.

Operating income for the fourth quarter 2009 was $1.2 million, compared to $9.5 million for the fourth quarter 2008. Operating margin for the fourth quarter 2009 was 1.5%, compared to operating margin of 9.5% for the fourth quarter 2008. The fourth quarter 2009 included $2.0 million in one-time expenses related to the Company’s facility consolidation and severance payments, all of which were announced in or prior to December 2009. Excluding these expenses, operating income for the fourth quarter 2009 was $3.2 million and operating margin was 4.1%.

The fourth quarter 2009 included a non-cash gain of $0.4 million for the mark to market of the Company’s interest rate derivative, compared to a non-cash charge for the interest rate derivative of $1.5 million in the fourth quarter 2008.

Income tax benefit for the fourth quarter 2009 was $0.6 million, compared to a tax benefit of $2.5 million for the fourth quarter of 2008.

Net income for the fourth quarter 2009 was $0.6 million, or $0.02 per diluted share, compared to net income of $11.3 million, or $0.32 per diluted share, for the fourth quarter of 2008. The fourth quarter 2008 included a one-time benefit from various tax items of $6.9 million, or $0.19 per diluted share. Excluding the one-time facility consolidation and severance expenses in the fourth quarter of 2009 and the one-time benefit from various tax items in the fourth quarter of 2008, net income for the fourth quarter 2009 was $1.9 million, or $0.05 per diluted share, compared to net income of $4.4 million, or $0.12 per diluted share, for the fourth quarter of 2008.

The weighted average number of diluted shares outstanding during the fourth quarter of 2009 was 35,625,195.

Revenue for the full year 2009 was $365.9 million, compared to $423.4 million reported in the full year 2008. Gross margin percentage for the full year 2009 was 23.8%, compared to 23.7% for the full year 2008. Net income for the full year 2009 was $21.8 million, or $0.61 per diluted share, compared to $24.0 million, or $0.67 per diluted share, reported in the full year 2008. Excluding the one-time facility consolidation and severance expenses incurred in the fourth quarter of 2009 and the one-time benefit from various tax items in the fourth quarter of 2008, net income for the full year 2009 was $23.6 million, or $0.66 per diluted share, compared to net income of $17.1 million, or $0.48 per diluted share, reported in the full year 2008.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “Our fourth quarter and full year 2009 results are broadly in line with our expectations. The decrease in our bottom-line performance resulted from our decision to maintain certain fixed operating costs while experiencing lower volume. We are confident that our strategy of maintaining capacity during market softness in 2009 and into the current environment will be a competitive advantage in enabling us to meet customer demand as volume improves. We are also pleased to report that our SSI direct sales operations exceeded their goals, resulting in record revenue during the fourth quarter of 2009.”

Mr. Moore continued, “We are encouraged by the favorable trends our orthopaedic customers are experiencing and our current backlog, which increased throughout the fourth quarter. We are now seeing tangible signs of improvement shaping our outlook for 2010. As these signs translate into increased customer demand it will enable us to leverage our fixed costs and combined with additional cost savings from our facility consolidation initiatives, will position us to drive increased profitability.”

Financial Guidance
The following forward-looking estimates regarding 2010 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2010, the Company expects revenue to be in the range of $320 million to $340 million. The Company expects full year 2010 earnings per diluted share to be in the range of $0.43 to $0.50.

AAOS
Symmetry Medical will be participating in the American Academy of Orthopedic Surgeons (AAOS) 2010 Annual Meeting in New Orleans, LA, March 9-13, 2010. Symmetry Medical products and technologies will be located at Booth 2561.

Conference Call
Symmetry Medical will host a conference call to discuss the fourth quarter and full year 2009 financial results at 8:00 a.m. ET on February 25, 2010. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 383-7989 for domestic callers and (617) 597-5328 for international. The reservation number for both is 86239074. After the live webcast, the call will remain available on Symmetry Medical’s web site through May 25, 2010. In addition, a telephonic replay of the call will be available until March 11, 2010. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 47379432.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)

Revenue	$76,403	$99,662	$365,943	$423,406
Cost of Revenue	62,438	76,315	278,926	323,048

Gross Profit	13,965	23,347	87,017	100,358
Selling, general and administrative expenses	10,856	13,866	47,863	58,340
Facility closure and severance costs	1,958	-	2,822	-

Operating Income	1,151	9,481	36,332	42,018
Other (income)/expense:
Interest expense	1,597	1,792	6,647	10,092
Derivatives valuation gain	(427)	(1,419)	(1,173)	(2,460)
Other	49	293	428	2,874

Income before income taxes	(68)	8,815	30,430	31,512
Income tax expense	(622)	(2,502)	8,646	7,493

Net income	$554	$11,317	$21,784	$24,019
Net income per share:
Basic	$0.02	$0.32	$0.61	$0.67

Diluted	$0.02	$0.32	$0.61	$0.67

Weighted average common shares and equivalent shares outstanding:
Basic	35,328	35,196	35,308	35,170
Diluted	35,625	35,369	35,530	35,357

Symmetry Medical Inc.
Consolidated Balance Sheets

	January 2, 2010	January 3, 2009
	(In Thousands)
Assets:
Current Assets:
Cash and cash equivalents	$14,219	$10,191
Accounts receivable, net	38,221	52,845
Inventories	62,301	61,111
Refundable income taxes	3,048	6,610
Deferred income taxes	5,816	3,993
Other current assets	3,648	3,154
Total current assets	127,253	137,904
Property and equipment, net	113,369	115,045
Goodwill	153,813	153,521
Intangible assets, net of accumulated amortization	42,729	45,039
Other assets	1,181	1,728

Total Assets	$438,345	$453,237

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$19,494	$26,929
Accrued wages and benefits	7,607	12,784
Other accrued expenses	5,113	5,186
Income tax payable	257	2,637
Deferred income taxes	78	-
Revolving line of credit	3,320	2,495
Current portion of capital lease obligations	529	1,034
Current portion of long-term debt	20,400	16,900
Total current liabilities	56,798	67,965
Income tax payable	6,362	-
Deferred income taxes	17,646	18,131
Derivative valuation liability	2,982	3,771
Capital lease obligations, less current portion	2,887	3,356
Long-term debt, less current portion	69,200	107,600
Total Liabilities	155,875	200,823
Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued January 2, 2010--35,840; January 3, 2009--35,801	4	4
Additional paid-in capital	278,176	275,890
Retained earnings (deficit)	277	(21,507)
Accumulated other comprehensive income (loss)	4,013	(1,973)

Total Shareholders' Equity	282,470	252,414

Total Liabilities and Shareholders' Equity	$438,345	$453,237